Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (July 24, 2019)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend to shareholders. The quarterly dividend of $0.25 per share will be paid September  3, 2019 to shareholders of record on the close of business on August 7, 2019.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At June 29, 2019, there were 1,249 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 43 retail franchises have been awarded but are not open. In addition, at June 29, 2019, the Company had a lease portfolio of  $33.0 million.